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Exhibit 99.1

                        DEVELOPMENT AND LICENSE AGREEMENT

         THIS DEVELOPMENT AND LICENSE AGREEMENT (the "ADM Agreement") is effective as of the 6th day of December, 1999 (the "Effective Date"), by and between Cardiac Science, Inc. a Delaware corporation having its principal place of business at 1176 Main Street, Building "C", Irvine, California 92714 ("Cardiac Science"), and HeartSine Technologies, Inc., a California corporation, having its principal place of business at 25892 Jamon Lane, Mission Viejo, California 92691 ("HeartSine").

                                    RECITALS

         HeartSine has developed and owns certain intellectual property related to external defibrillation that utilizes biphasic waveform technology and solid state switching technology (the "HeartSine Technology").

         Cardiac Science is engaged in the design, manufacture and sale of external automatic defibrillator devices, including a stand-alone defibrillator device, registered under the product name, Powerheart-Registered Trademark- AECD-Registered Trademark- defibrillator monitor (the "Powerheart").

         Cardiac Science and HeartSine desire to use their respective expertise to collaborate in the development of an Automatic Defibrillator Module which shall operate as a sub-component of a Patient Monitoring System, and Cardiac Science shall retain the right to manufacture, distribute and sell the Automatic Defribillation Module once it is developed.

         Cardiac Science desires to obtain an exclusive license to use the HeartSine Technology to develop, manufacture and commercialize Automatic Defibrillator Modules which shall operate as a subcomponent of a Patient Monitoring System for use in hospitals and in freestanding medical or surgical clinics which provide cardiovascular services to patients.

         Cardiac Science desires to obtain an option to an exclusive license to use the HeartSine Technology to develop, manufacture and commercialize stand alone defibrillation devices which shall operate as a prophylactic diagnostic and therapeutic monitor for patients in hospitals and in free-standing medical or surgical clinics which provide cardiovascular services to patients, including, but not limited to, the Powerheart.

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, terms and conditions hereinafter expressed, Cardiac Science and HeartSine agree as follows.

                                  DEFINITIONS.

         The following capitalized terms shall have the meanings given below:

         "ADM Fee" shall have the meaning set forth in Section 4.3.
         "ADM Royalty" shall have the meaning set forth in Section 4.4. "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with the first Person. For purposes of this definition, "control" means: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and
(b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

         "Automatic Defibrillator Module" or "ADM" shall mean an external automatic cardiac defibrillator device which is a subcomponent of a Patient Monitoring System, which is utilized in the Field.


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         "Confidential Information" shall mean any and all information of or about a party to this ADM Agreement including all information relating to any technology, product, process or intellectual property of such party (including, but not limited to, owned or licensed intellectual property rights, data, Know-How, samples, technical and non-technical materials, and specifications) as well as any business plan, financial information, or other commercial information. "Confidential Information" shall also include the terms and conditions of this ADM Agreement. Notwithstanding the foregoing, specific information shall not be considered "Confidential Information" with respect to such party to the extent that the other party to this ADM Agreement possessing such information may demonstrate by written record or other suitable evidence that:

(i) such specific information was lawfully in such other party's possession or control prior to the time such information was disclosed to such other party by the party to whom the information relates;

(ii) such specific information was independently developed by such other party without such party having relied upon the Confidential Information;

(iii) such specific information was lawfully obtained by such other party from a third party under no obligation of confidentiality to the party to whom such information relates; or

(iv) such specific information was at the time it was disclosed or obtained by such other party, or thereafter became, publicly known otherwise than through a breach by such other party of such other party's obligations to the party to whom such information relates.

         "Development Project" shall mean the joint cooperation of HeartSine and Cardiac Science in (i) the development of the Automatic Defibrillator Module, and (ii) the modification of the AECD(R) tachyarrthymia detection and discrimination software package to accommodate the collection and analysis of electrocardiographic ("ECG") data directly from disposable defibrillator pads.

         "Development Schedule" shall have the meaning set forth in Section 3.1.

         "Effective Date" shall have the meaning set forth in the Preamble to this ADM Agreement.

         "Exploit" and "Exploitation" shall mean shall mean the utilization of any Intellectual Property in any manner including, without limitation, making, having made, using, selling, and leasing.

         "Field" shall mean the application of the HeartSine Technology for the development and manufacture of Licensed Products for use in hospitals and in freestanding medical or surgical clinics as a subcomponent of a Patient Monitoring System.

          "HeartSine Patent Rights" shall mean any United States Patent applications, any foreign Patent applications, and any continuations, continuations-in-part, divisions, reissues or extensions of the foregoing, and any Patents issuing from the foregoing applications and any Patent now or hereinafter owned or controlled by HeartSine necessary or useful for the development and/or commercialization of the Licensed Product.

         "HeartSine Technology" shall mean any and all Know-How and Intellectual Property owned or controlled by HeartSine as of the date hereof and hereafter acquired, which is related to biphasic wave form technology and solid state switching technology.

         "Improvements" shall have the meaning set forth in Section 2.3.

         "Independent Termination" shall mean termination of the Development Project by Cardiac Science independent from the License.

         "Intellectual Property" shall mean all proprietary rights, including all Patents, HeartSine Patents, copyrights, trade secrets, licenses and proprietary information, whether existing now or in the future.


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         "Jointly Held Technology" shall mean inventions, discoveries and other technology jointly developed or reduced to practice during, and as a result of, the Development Program by the employees of Cardiac Science and HeartSine, which are directed to the development, manufacture or use of a product that is neither a Stand-Alone Device or an Automatic Defibrillation Module.

         "Know-How" shall mean any proprietary knowledge and information which is not generally publicly known, including without limitation all preclinical, clinical, chemical, biochemical, toxicological, manufacturing, formulation and scientific research information, whether or not capable of precise separate description but which alone or when accumulated gives to the one acquiring it an ability to study, test, produce, formulate, manufacture or market something which one otherwise would not have known to study, test, produce, formulate, manufacture or market in the same way, owned or controlled by HeartSine as of the date hereof and hereafter .

         "License" shall have the meaning set forth in Section 2.1.

         "License Fee" shall mean the one-time license fee of $250,000 as set forth in Section 4.1.

         "Licensed Product" shall mean any product in the Field which utilizes or incorporates, in whole or in part, the HeartSine Technology.

         "Milestone" shall have the meaning set forth in Section 4.2.

         "Milestone Payment" shall have the meaning set forth in Section 4.2.

         "Net Sales" shall mean the amount invoiced for sales, leases or other dispositions of Licensed Products by Cardiac Science or its Affiliates and Sublicensees (other than sales, leases or other dispositions to Affiliates unless such Affiliate is the end user) less the following deductions (to the extent they are not already reflected in the amount billed):

                  (i) Discounts, refunds, and wholesaler chargebacks allowed and taken in amounts customary in the trade;
                  (ii) Import, export, excise, sales or use taxes, tariffs and duties directly imposed and with reference to particular sales;
                  (iii) Outbound transportation prepaid or allowed, including insurance;
                  (iv) Amounts allowed or credited on rebates, returns or retroactive price deductions;
                  (v) Amounts invoiced or received for the sale or other disposition of any monitoring or defibrillation leads, pads or other accessories which connect to or from the Licensed Product to the patient.

                  Licensed Products shall be considered "sold" when the amount billed out or invoiced to a third party has been received by Cardiac Science or its Affiliates or Sublicensees. If a Licensed Product is incorporated into another product or is sold in combination with other products or services and not invoiced separately, such Licensed Product shall be included in the Net Sales at the then current list price for such quantities of such Licensed Product with any discount from list price being applied proportionately to the discount from list price of the product into which the Licensed Product was incorporated or the list price of the other product sold, as the case may be. If there is then no current list price for such Licensed Product, the Net Sales shall be based on the separate value of such Licensed Product and such other products or services.

          "Option" shall have the meaning set forth in Section 6.1

         "Option Technology" shall have the meaning set forth in Section 6.1.

         "Patent" shall mean any: (i) United States or foreign patent, patent application, patent disclosure or other patent right; (ii) any division, continuation, continuation-in-part or similar extension of an application that is a Patent; and (iii) any patent or other patent right that issues or is based upon an application that is a Patent.


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         "Patient Monitoring System" shall mean a device which is capable of monitoring of physiologic functions of a patient and displaying those physiologic functions locally (on an attached monitor) or through transmission to a monitor external to the system.

         "Person" shall mean any person, corporation, organization, body or other legal entity.

         "Powerheart" shall have the meaning set forth in Recital B.

          "Stand-Alone Device" shall mean a device which is not a sub-component of a Patient Monitoring System and which is utilized for prophylactic monitoring of patients in the Field.

         "Stand-Alone Device Agreement" shall have the meaning set forth in
Section 6.1.

          "Termination Date" shall have the meaning set forth in Section 8.2(a).

         "Territory" shall mean the world.

                                 LICENSE TERMS.

         LICENSE GRANT TO CARDIAC SCIENCE. Subject to the terms and conditions of this ADM Agreement, HeartSine hereby grants to Cardiac Science a fully-paid, worldwide, exclusive license to Exploit the HeartSine Technology in the Field (the "License"). HeartSine further agrees to refrain from asserting against Cardiac Science, with respect to Cardiac Science's activities any other patent or proprietary right owned or controlled by HeartSine which covers the Licensed Products that might otherwise be infringed by Cardiac Science in the Exploitation of the HeartSine Technology.

         SUBLICENSE. The License granted hereby includes the right for Cardiac Science to grant sublicenses to its Affiliates for purposes of the manufacture, distribution and/or sale of the Licensed Products. Cardiac Science shall give HeartSine notice of any sublicense granted by Cardiac Science and shall be responsible for all obligations of the sublicensees hereunder.

         IMPROVEMENTS.

                  If, during the term of this ADM Agreement, HeartSine conceives, develops, acquires or otherwise obtains rights and any improvements or enhancement to the HeartSine Technology (collectively, "Improvements") HeartSine shall immediately notify Cardiac Science and disclose to Cardiac Science in writing each such Improvement, including all information relating to, or necessary to practice such Improvement. HeartSine hereby grants to Cardiac Science an exclusive royalty-free, irrevocable, perpetual, sublicensable and assignable license (subject to Section 10.2 below) to the Improvements and all related patents and other proprietary rights thereto, to design, develop, manufacture, have manufactured, import, export, use, offer to sell, sell or otherwise dispose of products inside the Field.

                  If, during the term of this ADM Agreement, Cardiac Science conceives or develops any Improvements within the Field, Cardiac Science solely shall own and control such Improvements.

         TRANSFER OF TECHNOLOGY. HeartSine shall supply Cardiac Science with such information of materials in its possession relating to the HeartSine Technology which is reasonably necessary or useful to enable Cardiac Science to develop, design, manufacture, have manufactured, use and sale Licensed Products in the Field. Thereafter, HeartSine shall supply assistance as is reasonably requested by Cardiac Science, subject to the parties agreement regarding payment therefor.

                            DEVELOPMENT OF PRODUCTS.


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         DEVELOPMENT SCHEDULE. The parties each agree to undertake the development and engineering work required to develop the pre-production prototype Automatic Defibrillator Module, suitable for clinical or field trials pursuant to the time table set forth in SCHEDULE A (the "Development Schedule") attached hereto and incorporated herein, and to seek regulatory approvals for the Exploitation thereof (the "Development Project"). Each party agrees to use its best efforts to perform the tasks for which it is responsible.

         EXCLUSIVE RESPONSIBILITY. With regards to the development of the Automatic Defibrillator Module, Cardiac Science shall have the exclusive responsibility for those tasks set forth in SCHEDULE B attached hereto and incorporated herein.

         PERIODIC REVIEW. The scope, coordination and direction of the Development Project shall be solely under Cardiac Science's control. As soon as practicable after the Effective Date, Cardiac Science shall appoint a Development Project Manager to oversee the Development Project. During the development of the Automatic Defibrillator Module, HeartSine shall keep Cardiac Science informed of its progress towards completion of the Milestones. Cardiac Science shall be entitled to inspect HeartSine's progress under the Development Project during normal business hours, or require the delivery to it of documentation reflecting such progress.

         PUBLICATIONS. Cardiac Science shall determine the timing, content and manner of any publications relating specifically to the Development Project. HeartSine shall determine the timing, content and manner of any publication specifically relating to the HeartSine Technology but not related to the Development Project. HeartSine and Cardiac Science each agree to provide to the other a copy of the proposed publication at least two (2) days prior written notice of any such publication.

         COSTS OF DEVELOPMENT. Each party shall bear and be responsible for all expenses it directly incurs in its completion of the Development Project including, without limitation, its internal expenses allocable to the Development Project (such as salaries and allocable overhead, and materials).

         JOINTLY HELD TECHNOLOGY.

                 To the extent Jointly Held Technology is patentable, and there is a desire on the part of both parties to pursue patent protection, Cardiac Science and HeartSine agree to share in all aspects of the patent application process, including costs and expenses relating thereafter, provided, however, that Cardiac Science shall control the patent prosecution of any such Technology. Notwithstanding the aforesaid, each party shall have the right to use, royalty free, such Jointly Held Technology for its own products, and to sublicense the Jointly Held Technology to third parties with the prior written consent of the other party, such consent not be unreasonably withheld or delayed.

                  Should either party decide not to pursue patent protection of the Jointly Held Technology as set forth in Section 3.6(a) above (the "declining party"), the other party (the "pursuing party") may, upon notice to declining party, take any steps the pursuing party deems appropriate in order to pursue patent protection of the Jointly Held Technology, with the acknowledgement and agreement by both parties that the pursuing party solely shall own and control any patents prosecuted under this Section 3.6(b) covering such Jointly Held Technology.

         MANUFACTURING RIGHTS. Cardiac Science shall have the right under the License to manufacture or have manufactured the Licensed Products.

         COOPERATION. The parties shall provide reasonable assistance to one another in connection with implementing the Development Project, fulfilling their obligations under this ADM Agreement, achieving the Milestones, and obtaining regulatory approvals. The parties shall provide copies of all filings with regulatory authorities contemplated by this ADM Agreement to one another prior to filing. The parties shall keep one another apprised of the status of all necessary approvals, and each party shall have the right to attend meetings of the other party with regulatory officials held in connection with obtaining such approvals.

         MEETINGS; TRAINING. If requested by Cardiac Science, HeartSine shall provide technical training and technical support to Cardiac Science personnel at periodic intervals, with the frequency and content of the training


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to be determined by agreement between Cardiac Science and HeartSine. Cardiac
Science shall each pay the costs of travel, food, and lodging for HeartSine personnel during the training period.

                                 CONSIDERATION.

         LICENSE FEE. As consideration for the grant by HeartSine of the License to Cardiac Science on the Effective Date, Cardiac Science shall pay to HeartSine a one-time fee of $250,000 (the "License Fee").

         MILESTONE PAYMENTS. In consideration of the research and development efforts of HeartSine under the Development Project, the payments set forth on SCHEDULE A ("Milestone Payments") shall be payable by Cardiac Science to HeartSine upon the occurrence of the respective milestones set forth on SCHEDULE A (each, a "Milestone"). Upon achieving a Milestone, HeartSine shall notify Cardiac Science promptly but in no event later than ten (10) days after the achievement thereof. Each such Milestone Payment payable by Cardiac Science to HeartSine shall be paid within ten (10) business days following the occurrence of the relevant Milestone.

         ADM FEE. The total amount which may be paid by Cardiac Science to HeartSine under this ADM Agreement for the License and for HeartSine's participation in the Development Project is $650,000 (the "ADM Fee"), which amount shall include the aggregate of the License Fee set forth above in Section
4.1 as well as all potential Milestone Payments paid pursuant to the Development Project as set forth in Section 4.2 above.

         ADM ROYALTY RATE. Subject to the terms and conditions of Section 8.2 hereof, for each calendar quarter this ADM Agreement is in effect, Cardiac Science shall pay to HeartSine, in arrears, sixty (60) days after the end of such calendar quarter, an earned royalty of one percent (1%) of the Net Sales of Licensed Products which are sold by Cardiac Science or its Affiliates during such calendar quarter (the "ADM Royalty").

         REPORTS, EXCHANGE RATES. During the term of this ADM Agreement, Cardiac Science shall furnish to HeartSine a written quarterly report setting forth: (i) the gross sales of Licensed Products sold by Cardiac Science and its Affiliates during the reporting period for which royalties are payable hereunder and the calculation of Net Sales therefrom; (ii) the royalties payable in United States dollars which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; and (iv) the exchange rates used in determining the amount of United States dollars. Reports, together with the royalties payable for the periods to which the reports relate shall be due on the sixtieth (60th) day following the close of each calendar quarter. If no royalty is due for any period hereunder, Cardiac Science shall so report. Cardiac Science shall keep, in accordance with United States generally accepted accounting principles consistently applied, complete and accurate records concerning sales of the Licensed Products in the Territory in sufficient detail to enable the royalties payable hereunder to be determined.

         AUDITS. Upon the written request of HeartSine, but not more than once each calendar year, Cardiac Science shall permit an independent public accountant selected by HeartSine and acceptable to Cardiac Science to have access during normal business hours to such of the records of Cardiac Science as may be reasonably necessary to verify the accuracy of the royalty and profit reports hereunder (in respect of any fiscal year ending not more than thirty-six
(36) months prior to the date of such request). If any additional ADM Royalty is found due and owing pursuant to such audit, such additional royalties shall be paid within ninety (90) days of the date HeartSine delivers to Cardiac Science such accountant's written report so concluding. The fees charged by such accountant shall be paid by HeartSine. HeartSine agrees that all information subject to review under this Section 4.6 is confidential and that it shall cause its accountant to retain all such information in confidence.

         WITHHOLDING OF TAXES. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by HeartSine and deducted by Cardiac Science from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of HeartSine. Cardiac Science agrees to cooperate with HeartSine in the event HeartSine claims exemption from such withholding, or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to Cardiac Science.


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         EXCHANGE CONTROLS. Except as hereinafter provided in this Article 4, all payments to be made pursuant to this Article 4 shall be paid in United States dollars.

                             INTELLECTUAL PROPERTY.

         OWNERSHIP OF INTELLECTUAL PROPERTY. Except to the extent licenses or rights are granted herein, HeartSine retains the entire right, title and interest, including all Intellectual Property, in and to the HeartSine Technology. HeartSine shall retain the right to use HeartSine Technology free of cost for its own research and for Exploitation outside the Field. Each party shall require all employees, consultants and agents who participate in the Development Project to execute suitable proprietary rights agreements providing for ownership of Intellectual Property developed by such person to be conveyed to it.

         LICENSE TO BACKGROUND INTELLECTUAL PROPERTY. To the extent necessary to give effect to this ADM Agreement, the licenses and other rights granted herein by HeartSine shall include rights under any applicable Intellectual Property belonging to HeartSine or under which it has acquired rights but only to the extent and subject to any conditions pursuant to which it is authorized to do so.

         ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS. In the case of any infringement of any HeartSine Patent or other violation of any intellectual property right contained in the HeartSine Technology by any third party during the term of this ADM Agreement, HeartSine shall have the right, at HeartSine's expense, to cause such party to cease such infringement and to otherwise enforce such HeartSine Patent or such other intellectual property right. Cardiac Science shall assist HeartSine as reasonably requested in taking any such actions against any such infringer. Should HeartSine fail to take all action within thirty (30) days after having been notified of any alleged infringement or violation, Cardiac Science may, upon notice to HeartSine, take any steps Cardiac Science may deem appropriate against such infringer at Cardiac Science's own expense. HeartSine shall assist Cardiac Science as reasonably requested in taking any such action against any such infringer. Any amount recovered as a result of any action taken by Cardiac Science or HeartSine hereunder shall be first applied to reimbursing the party taking such action for its out-of-pocket expenses, and then to reimbursing the other party for its out-of-pocket expenses, if any, and the remainder, if any, shall be divided equally between the parties.

         DEFENSE OF INVALIDITY OR NON-INFRINGEMENT ACTION. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the HeartSine Patents shall be brought against Cardiac Science, and in such event HeartSine does not elect to defend against such action, Cardiac Science, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the defense of the action at its own expense; PROVIDED, HOWEVER, that Cardiac Science shall consult with HeartSine on material aspects of such litigation. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Cardiac Science which consent shall not be unreasonably withheld or delayed.

         ABANDONMENT. Should HeartSine or Cardiac Science commence a suit under the foregoing provisions and thereafter elect to abandon the same, the abandoning party shall give timely written notice to the other party and such other party may continue prosecution of such suit, with the expenses and recovery being allocated as set forth in Section 5.4.

         COOPERATION. In the event of any infringement suit against a third party brought by either party pursuant to this Article 5, the party not bringing such suit shall cooperate in all respects, execute any documents reasonably necessary to permit the other party to prosecute such suit, and to the extent reasonable shall make available its employees and relevant records to provide evidence for such suit.

         ALLEGED INFRINGEMENT. If, during the term of this ADM Agreement, any third party (other than an Affiliate of a party) claims that Cardiac Science's making, using or selling of Licensed Products hereunder infringes on a third-party patent, or other proprietary right of a third party, within sixty
(60) days after notice by Cardiac Science, HeartSine shall either (i) procure for Cardiac Science the right to exercise all rights HeartSine under this ADM Agreement without any additional payment therefor by Cardiac Science, or (ii) advise Cardiac Science that it elects not to procure such rights itself. If HeartSine does not procure such right within such sixty


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(60) day notice period, Cardiac Science shall have the right, but not the obligation, to procure such rights and shall be entitled to deduct any costs and expenses incurred in such procurement from any royalties due to HeartSine.

         PATENT RIGHTS. HeartSine shall file, prosecute and maintain, and pay the cost thereof, of all HeartSine Patents in the Territory. HeartSine shall file, prosecute and maintain, at Cardiac Science's expense, all HeartSine Patents in the foreign jurisdictions as Cardiac Science may from time to time determine. However, notwithstanding the foregoing, if HeartSine determines not to file or continue to prosecute any such applications, or to maintain in effect any patent resulting from any of such applications, then HeartSine shall promptly so notify Cardiac Science in writing, and Cardiac Science shall have the option to file, prosecute or maintain such patent applications at its expense, in which case HeartSine shall assign its rights to such applications and patents to Cardiac Science without any further consideration therefor. HeartSine shall advise Cardiac Science in a timely manner as to the status of all patent applications included in HeartSine Patents, and upon request provide Cardiac Science with copies of the complete patent prosecution files of such patent applications and patents issued therefrom.

                  HeartSine shall, at all times during the life of HeartSine Patents, provide Cardiac Science in a timely manner with copies of all material notices and correspondence from governmental departments, agencies and courts pertaining to matters covered in such patents or patent applications, including but not limited to notices of tax and maintenance payments due.

         INTELLECTUAL PROPERTY REPRESENTATIONS AND WARRANTIES. HeartSine represents, warrants and covenants to Cardiac Science as follows:

                  It is the sole and exclusive owner or exclusive licensee of the entire right, title and interest in the HeartSine Patents and HeartSine Know-How, with the right to license the same to Cardiac Science, free and clear of all encumbrances, liens, claims, licenses and security interests of any kind.
                  There are no actions, suits or proceedings pending or, to HeartSine's knowledge, threatened against HeartSine or any of its Affiliates, at law or in equity before any court or administrative office or agency relating in any manner to the HeartSine Patents, the HeartSine Know-How or the Licensed Products.
                  To HeartSine's knowledge, Cardiac Science's practice of the HeartSine Patents as contemplated by this ADM Agreement shall not involve any infringement or constitute an unauthorized use of any patent, copyright, trade secret, proprietary information, license or right therein belonging to any third party.

                  Each of the patent applications included in the HeartSine Patents is currently pending and in good standing, and has not been abandoned. HeartSine has no knowledge of any fact or circumstance that could adversely affect HeartSine's ability to obtain patents based on such applications or the validity of such patents if any are issued.

                                     OPTION.

         GRANT OF OPTION. HeartSine hereby grants to Cardiac Science an exclusive option (the "Option") to extend the Field of the License granted in this ADM Agreement to include products designed for prophylactic monitoring of patients (such a device a "Stand-Alone Device") and allow Cardiac Science a world-wide, exclusive license to Exploit the HeartSine Technology for the development and manufacture of a Stand-Alone Device, including but not limited to the Powerheart, for use in the Field (the "Option Technology"). If, and only if, Cardiac Science exercises the Option set forth in this Section 6.1, the definition of "Licensed Product" set forth in Section 1.21 shall extend to such Stand-Alone Device. Except as set forth below in Section 6.5, the terms and conditions of the Option Technology shall be as set forth for the License under this ADM Agreement. Notwithstanding the previous sentence, Cardiac Science may, in its sole discretion, elect to enter into a separate agreement for the development of the Stand-Alone Device and license of the Option Technology, on substantially the same terms as this ADM Agreement (the "Stand-Alone Device Agreement").


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         OPTION PERIOD; EXERCISE OF OPTION. The Option granted in Section 6.1 shall be for the term of five (5) years (the "Option Period") from the Effective Date. Cardiac Science may exercise the Option by delivering to HeartSine, during the Option Period, the executed Notice of Option, a form of which is set forth in ANNEX 1 hereto.

         EXCLUSIVITY OF OPTION PERIOD. During the Option Period, HeartSine shall not license, sell, transfer or in any manner encumber the Option Technology.

         TERMINATION OF OPTION. If Cardiac Science does not exercise the Option hereunder prior to the expiration of the option period, or if prior to the expiration of the option period, Cardiac Science shall advise HeartSine that it does not desire to exercise this Option, neither party shall thereafter be under any further obligation under this ADM Agreement, and at such time as the option period expires or when Cardiac Science has provided HeartSine with written notice of its non-election of the Option, HeartSine shall be free to license the Option Technology to third parties, without any obligation to Cardiac Science whatsoever.

         STAND-ALONE DEVICE ROYALTY RATES AND FEES.

                  If Cardiac Science exercises the Option without entering into the Stand-Alone Device Agreement, Cardiac Science shall pay HeartSine a one-time Option Technology fee of $50,000 and a royalty fee equal to 3% of Cardiac Science's Net Sales of Stand-Alone Devices which incorporates the Option Technology. The terms and conditions of the royalty paid on the Net Sales of Stand-Alone Device shall be as set forth in Sections 4.5, 4.6, 4.7 and 4.8

                  In the event that Cardiac Science exercises the Option and agrees to enter into a Stand-Alone Device Agreement, then Cardiac Science shall pay to HeartSine a one-time Option Technology fee of $50,000 and a royalty fee equal to 1% of Cardiac Science's Net Sales of Stand-Alone Devices which incorporates the Option Technology. The terms and conditions of the royalty paid on the Net Sales of the Stand-Alone Device shall be as set forth in the Stand-Alone Device Agreement.

                            CONFIDENTIAL INFORMATION.

         TREATMENT OF CONFIDENTIAL INFORMATION. Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this ADM Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

         RELEASE FROM RESTRICTIONS. The provisions of Section 7.1 shall not apply to any Confidential Information disclosed hereunder which is: required to be disclosed by the receiving party to comply with applicable laws, or to comply with laws or regulations (including without limitation testing and marketing regulations), in each case only to the extent required to the extent required by law and to carry out the provisions of this ADM Agreement and further provided that the party making such disclosure provides prior written notice of such disclosure to the other party sufficiently in advance of such disclosure to allow such party to respond and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

         CONFIDENTIALITY AGREEMENTS. Each party shall maintain agreements with their respective employees and representatives providing for confidentiality and nonuse commitments consistent with its obligations hereunder and shall require all of their employees, consultants, clinical collaborators, agents or others who have access to any Confidential Information of the other party to execute confidentiality and non-use agreements covering all Confidential Information and shall exercise its reasonable best efforts to obtain compliance therewith.

                              TERM AND TERMINATION.

         LICENSE.

                  Term of License. The term of the License (the "Term") shall commence as of the Effective Date, and shall continue until the later of (i) expiration of all HeartSine Patents hereunder, or (ii) twenty (20) years, unless terminated pursuant to this Section 8.1(b). Upon such expiration, Cardiac Science shall have a fully paid, worldwide non-exclusive license to use the HeartSine Technology in the Field.

                  Termination of License. Upon notice to HeartSine, Cardiac Science may terminate the License granted hereunder for any reason or for no reason, and all rights and obligations of the parties under this ADM Agreement and the development of Licensed Products with respect thereto. To the extent HeartSine has received any Milestone Payment or other payment which was to be used to fund development efforts hereunder after such termination, it may retain such payment.
         Development Project.

                  Termination of Development Project. At the sole discretion of Cardiac Science, at any time upon forty-five (45) days notice to HeartSine, Cardiac Science may terminate the Development Project (the date of termination hereinafter the "Termination Date"), provided, however, Cardiac Science shall not be permitted to terminate the Development Project under this Section 8.2(a) unless the License Fee has been paid in full to HeartSine (such event, an "Independent Termination").

                  Effect of Termination. In the event of an Independent Termination, Cardiac Science shall not be required to make any Milestone Payments under Section 4.2 that are not due and payable prior to the Termination Date to HeartSine. However, in the event of an Independent Termination, the ADM Royalty owed to HeartSine for the Net Sales by Cardiac Science of Licensed Products shall increase from one percent (1%) to seven and one-half percent (7.5%), provided that, the ADM Royalty shall not increase under this Section 8.2(b) if the total ADM Fee has been paid to HeartSine.

         DEFAULT AND EFFECTS THEREOF. Upon any failure of either party to comply with its obligations under the ADM Agreement in any material respect, which failure shall continue for more than sixty (60) days after notice thereof from the non-defaulting party to the defaulting party, the non-defaulting party shall be entitled, without prejudice to any of its other rights under this ADM Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this ADM Agreement by giving notice to that effect to the defaulting party. The right of either party to effect such termination of the ADM Agreement shall not in any way affect or terminate the License.

         INSOLVENCY OR BANKRUPTCY. Cardiac Science may, in addition to any other remedies available to it by law or in equity, terminate this ADM Agreement by written notice to HeartSine in the event (i) HeartSine shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or (ii) there shall have been appointed a trustee or receiver of HeartSine or for all or a substantial part of its property, or (iii) any case or proceeding shall have been commenced or some other action taken by or against HeartSine in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other party, and any such event or action shall have continued for ninety (90) days undismissed, unbounded and undischarged; PROVIDED, HOWEVER, that no such right to terminate shall pertain solely by virtue of a voluntary reorganization for the purpose of solvent amalgamation or reconstruction.

         EFFECT OF TERMINATION. Upon termination of this ADM Agreement or of the License granted hereunder for any reason:

                  Neither party shall be released from any obligation that matured prior to the effective date of such termination.
                  Each party shall return and deliver to the other party all materials and documents containing Confidential Information of the other party, and all copies and facsimiles of such materials, documents, information and files, in each case with respect to all Licensed Products or with respect to such Field, as the case may be.

                  The provisions of Article 7 shall survive any termination of this ADM Agreement or the License hereunder.

                         REPRESENTATIONS AND WARRANTIES.

         REPRESENTATIONS AND WARRANTIES OF HEARTSINE. HeartSine represents and warrants to Cardiac Science as follows:

                  ORGANIZATION AND AUTHORITY. HeartSine is a corporation duly organized, validly existing and in good standing under the laws of California and has the corporate power to own its property and to carry on its business as now being conducted by it. HeartSine has the corporate power and authority to execute, deliver and perform its obligations under this ADM Agreement.

                  DUE AUTHORIZATION. The execution, delivery and performance by HeartSine of this ADM Agreement have been duly authorized by all requisite corporate proceedings. HeartSine has duly executed and delivered this ADM Agreement and this ADM Agreement constitutes a valid and binding agreement enforceable against HeartSine in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and relief of creditors and secured parties and to the further extent that the availability of the remedies of specific performance and injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                  NO CONFLICT WITH OTHER AGREEMENTS. The execution, delivery and performance by HeartSine of this ADM Agreement do not and shall not conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination or constitute a default under, or result in any violation of, (i) its Articles of Incorporation or Bylaws, (ii) any mortgage or other material agreement or instrument to which it is a party, (iii) any order, judgment or decree binding on it or any of its property, or (iv) any applicable law, rule or regulation to which HeartSine or any of its respective property and assets are subject, or (v) any material license, waiver or permit currently held by HeartSine.

                  ACTIONS PENDING; COMPLIANCE WITH LAW. Except as otherwise disclosed in writing to Cardiac Science, there is no action, suit or proceeding pending or, to the knowledge of HeartSine, threatened against HeartSine before any court, arbitrator or governmental body, agency or official, which (i) questions the validity of any of the transactions contemplated in this ADM Agreement or (ii) would, if adversely determined, have a material adverse effect on the business, financial position or results of operations of HeartSine and its consolidated subsidiaries, taken as a whole.

         REPRESENTATIONS AND WARRANTIES OF CARDIAC SCIENCE. Cardiac Science represents and warrants to HeartSine as follows:

                 ORGANIZATION AND AUTHORITY. Cardiac Science is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its property and to carry on its business as now being conducted by it. Cardiac Science has the corporate power and authority to execute, deliver and perform its obligations under this ADM Agreement.

                 DUE AUTHORIZATION. The execution, delivery and performance by Cardiac Science of this ADM Agreement have been duly authorized by all requisite corporate proceedings. Cardiac Science has duly executed and delivered this ADM Agreement and this ADM Agreement constitutes a valid and binding agreement enforceable against Cardiac Science in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and relief of creditors and secured parties and to the further extent that the availability of the remedies of specific performance and injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                 NO CONFLICT WITH OTHER AGREEMENTS. The execution, delivery and performance by Cardiac Science of this ADM Agreement do not and shall not conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination or constitute a default under, or result in any violation of, (i) its Certificate of Incorporation or Bylaws, (ii) any mortgage or other material agreement or instrument to which it is a party, (iii) any order, judgment or decree binding on it or any of its property, or (iv) any applicable law, rule or regulation to which Cardiac Science or any of its respective property and assets are subject, or (v) any material license, waiver or permit currently held by Cardiac Science.

                 ACTIONS PENDING; COMPLIANCE WITH LAW. Except as otherwise disclosed in writing to HeartSine, there is no action, suit or proceeding pending or, to the knowledge of Cardiac Science, threatened against Cardiac Science before any court, arbitrator or governmental body, agency or official, which (i) questions the validity of any of the transactions contemplated in this ADM Agreement or (ii) would, if adversely determined, have a material adverse effect on the business, financial position or results of operations of Cardiac Science and its consolidated subsidiaries, taken as a whole.

                            MISCELLANEOUS PROVISIONS.

         NO PARTNERSHIP. Nothing in this ADM Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other.

         ASSIGNMENTS. Except as otherwise provided herein, neither this ADM Agreement nor any interest hereunder shall be assignable by either party by operation of law or otherwise without the prior written consent of the other (which shall not be unreasonably withheld), provided, however, that no consent shall be required for any assignment of this ADM Agreement by Cardiac Science
(i) to an Affiliate of Cardiac Science or (ii) in connection with the transfer of the business to which this ADM Agreement relates.

         FORCE MAJEURE. Neither party shall be liable to the other for loss or damages or shall have any right to terminate this ADM Agreement for any default or delay (including, without limitation, an inability to supply Licensed Products) attributable to any material act of God, earthquake, flood, fire, explosion, strike, lockout, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority (including, without limitation, drug regulatory authorities) or representative of any such government if the party affected shall give prompt notice of any such cause to the other party. The party given such notice shall thereupon be excused from such of its obligations hereunder as it is so disabled from performing and for thirty (30) days thereafter.

         NO TRADEMARK RIGHTS. Except as set forth above, no right, express or implied, is granted by this ADM Agreement to use in any manner any trade name or trademark of HeartSine or Cardiac Science in connection with the performance of this ADM Agreement or the Exploitation of any license granted hereunder.

         PUBLIC ANNOUNCEMENTS. Copies of press releases or similar written communications containing a party's name shall be provided to that party for approval prior to release.

         ENTIRE OF THE PARTIES; AMENDMENT. This ADM Agreement constitutes and contains the entire understanding and agreement of the parties and supersedes any and all prior negotiations, correspondence and understandings and agreements, whether verbal or written, between the parties respecting the subject matter hereof. No waiver, modification or amendment of any provision of this ADM Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the parties.

         SEVERABILITY. In the event any one or more of the provisions of this ADM Agreement should for any reason be held by any court or authority having jurisdiction over this ADM Agreement or either of the parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed by addition or deletion of wording as appropriate to avoid such result and as nearly as possible approximate the intent of the parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this ADM Agreement shall not be affected.

         CAPTIONS. The captions to this ADM Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this ADM Agreement.

         NOTICE AND DELIVERY. Any notice, requests, delivery, approval or consent required or permitted to be given under this ADM Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by internationally recognized courier or telecopier (with confirmed answer-back) to the party to whom it is directed at its address shown below or such other address as such party shall have last given by notice to the other party.

                  If to HeartSine, addressed to:

                           25892 Jamon Lane
                           Mission Viejo, California 92691
                           Attn:  Drew Hofmann

                  If to Cardiac Science, addressed to:

                           1176 Main Street
                           Building "C"
                           Irvine, CA  92614
                           Attn:  Brett Scott

         LIMITATION OF LIABILITY. Neither party shall be liable to the other for indirect, incidental, consequential, punitive or explemplary damages arising out of any of the terms or conditions of this ADM Agreement or with respect to their performance or lack thereof.

         INFORMAL DISPUTE RESOLUTION. In an effort to resolve informally and amicably any claim, controversy, or dispute arising out of or related to the interpretation, performance, or breach of this ADM Agreement (a "Dispute") without resorting to litigation, each party shall notify the other party to the Dispute in writing of any Dispute hereunder that requires resolution. Such notice shall set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each party shall promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them. If the two designated representatives are unable to settle the matter within thirty
(30) days after such notification, the matter shall be submitted to Cardiac Science's Chief Executive Officer and HeartSine's Chief Executive Officer for consideration. If settlement cannot be reached through their efforts within an additional thirty (30) days (or such longer time period as they shall agree upon in writing) then either party may thereafter take such actions as they deem appropriate. The parties agree that any applicable statute of limitations shall be tolled during the pendency of such informal dispute resolution process and that neither party shall raise or assert any claim of laches or other legal or equitable principle of limitation or repose of action based upon such process.

         ATTORNEYS' FEES. Except as otherwise provided herein, each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this ADM Agreement seeks to enforce its rights under this ADM Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

         GOVERNING LAW. This ADM Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

         COUNTERPARTS. This ADM Agreement may be executed in counterparts, and all of the executed counterparts, taken together, shall constitute one original.

         REPRESENTED BY COUNSEL. Each party represents and acknowledges that it has fully read and understood the terms of the ADM Agreement; that each is represented by its respective legal counsel; that each has had the opportunity to have the legal effect of the ADM Agreement as fully explained to it by its respective legal counsel; and that each has entered into the ADM Agreement without relying upon any statement of fact or opinion by any other person.

         IN WITNESS WHEREOF, the parties have caused this ADM Agreement to be executed by their respective duly authorized officers as of the Effective Date.

                              CARDIAC SCIENCE, INC.
                              By:
                                 ----
                                   Raymond Cohen,
                                   President and Chief Executive Officer

                              HEARTSINE TECHNOLOGIES, INC.

                               By:
                                  -----
                               Its:
                                   ----

                        DEVELOPMENT AND LICENSE AGREEMENT

                                     between

                              CARDIAC SCIENCE, INC.

                                       and

                          HEARTSINE TECHNOLOGIES, INC.

                          dated as of December 6, 1999

                                   SCHEDULE A

              DEVELOPMENT PROJECT MILESTONES AND MILESTONE PAYMENTS

------------------------------------------------------------------------- ------------------------- ------------------
                               Milestone                                     Date of Milestone
                                                                                 Completion              Payment
------------------------------------------------------------------------- ------------------------- ------------------
PHASE 0:  EXECUTION OF DEVELOPMENT AND LICENSE AGREEMENT                                                 U.S. $250,000
------------------------------------------------------------------------- ------------------------- ------------------
PHASE I:  DEVELOPMENT PHASE TO BENCH PROTOTYPE WITH MOCK ENCLOSURES.
------------------------------------------------------------------------- ------------------------- ------------------
   Starts & Cardiac Science supply final Concept document, MRD, and PRD.
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine approves Concept document, MRD, and PRD after review.
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine supplies Phase I Electrical and software specifications.
------------------------------------------------------------------------- ------------------------- ------------------
   Cardiac Science supplies final Phase I Mechanical and Rhythm X.
------------------------------------------------------------------------- ------------------------- ------------------
   Cardiac Science supplies Rhythm X Phase I design.
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine supplies Phase I Electrical and software design
------------------------------------------------------------------------- ------------------------- ------------------
   Cardiac Science supplies Mechanical Phase I design
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine supplies Phase I review                                                                      U.S.$100,000
------------------------------------------------------------------------- ------------------------- ------------------
PHASE II:  DEVELOPMENT PHASE TO PCB PROTOTYPE WITH PROTOTYPE ENCLOSURES.
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine supplies Phase II Electrical and software design
------------------------------------------------------------------------- ------------------------- ------------------
   Cardiac Science supplies Mechanical Phase II design
------------------------------------------------------------------------- ------------------------- ------------------
   Cardiac Science supplies Mechanical Phase II prototype
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine supplies Phase II review                                                                     U.S.$100,000
------------------------------------------------------------------------- ------------------------- ------------------
PHASE III: PHASE TO STANDARDS TESTING.
------------------------------------------------------------------------- ------------------------- ------------------
   Produce a prototype capable of being displayed for marketing purposes and demonstrated to potential customers
------------------------------------------------------------------------- ------------------------- ------------------
   Cardiac Science supplies overall project review
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine supplies Phase III Electrical and software production prototype
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine supplies Phase III review                                                                    U.S.$100,000
------------------------------------------------------------------------- ------------------------- ------------------

                                       S-A


------------------------------------------------------------------------- ------------------------- ------------------
                               Milestone                                     Date of Milestone           Payment
                                                                                 Completion
------------------------------------------------------------------------- ------------------------- ------------------
PHASE IV: PHASE TO PRODUCTION
------------------------------------------------------------------------- ------------------------- ------------------
   Allows Start of Production
------------------------------------------------------------------------- ------------------------- ------------------
   HeartSine supplies Phase IV review                                                                     U.S.$100,000
------------------------------------------------------------------------- ------------------------- ------------------

Any delay in the start of the Development Project delays the end of each Phase as set forth above. All necessary equipment required for each Phase must be purchased and commissioned by HeartSine and all personnel required must be in place no later than two months prior to the start of the Development Project.

Exclusive Responsibilities of Cardiac Science, Inc.

Determination of product requirements.
Determination of mechanical design of product.
Overall design integration, reviews and risk analysis.
RhythmX ECD(TM) module design and specification.
Standards testing.
Technical file.
User manual.
Master device record.
Custom production equipment.


                                       S-A

                                     Annex 1
                            Form of Notice of Option

                      NOTICE OF EXERCISE OF LICENSE OPTION

By this Notice of Exercise of License Option and pursuant to Article 6 of that certain Development and License Agreement dated December 6, 1999 between Cardiac Science, Inc. and HeartSine Technologies, Inc. (the "ADM Agreement"), Cardiac Science hereby exercises the Option (as defined in Section 6.1 of the ADM Agreement), subject to the terms and provisions of the ADM Agreement.

Dated:                                    CARDIAC SCIENCES, INC.
      ---------------------
                                          By:
                                             ------------------------------

                                          Name:
                                               ----------------------------

                                          Its:
                                              -----------------------------


                                       S-A